                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                           CONTINENTAL CIRCUITS CORP.
                     --------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                     ---------------------------------------
                         (Title of Class of Securities)

                                   211213 10 3
                     ---------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                                Page 1 of 6 Pages

   CUSIP NO. 292166 10 5               13G                   Page 2 of 6 Pages



--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
             Michael O. Flatt

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------
                                            5      SOLE VOTING POWER


  NUMBER OF                             ----------------------------------------
    SHARES                                   6      SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                                          541,608
    EACH
  REPORTING                             ----------------------------------------
   PERSON                                    7      SOLE DISPOSITIVE POWER
    WITH
                                        ----------------------------------------
                                             8      SHARED DISPOSITIVE POWER

                                                     541,608

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             541,608

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.5%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 6 Pages

  CUSIP NO. 292166 10 5                 13G                  Page 3 of 6 Pages



--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
             Joanie L. Flatt

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------
                                            5      SOLE VOTING POWER

 NUMBER OF
   SHARES                               ----------------------------------------
BENEFICIALLY                                 6      SHARED VOTING POWER
  OWNED BY
   EACH                                              469,216
 REPORTING
  PERSON                                ----------------------------------------
   WITH                                      7      SOLE DISPOSITIVE POWER

                                        ----------------------------------------
                                             8      SHARED DISPOSITIVE POWER

                                                     469,216

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             469,216

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.5%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 3 of 6 Pages

Item 1(a)    NAME OF ISSUER:

             Continental Circuits Corp.

Item 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             3502 East Roeser Road
             Phoenix, Arizona  85040

             Telephone:  (602) 268-3461

Item 2(a)    NAME OF PERSON FILING:

             Michael O. Flatt and Joanie L. Flatt

Item 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             1242 North Norwalk
             Mesa, Arizona  85205

Item 2(c)    CITIZENSHIP:

             United States

Item 2(d)    TITLE OF CLASS OF SECURITIES:

             Common Stock

Item 2(e)    CUSIP NUMBER:

             211213 10 3

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable.

Item 4       OWNERSHIP (as of December 31, 1996):

             (a) Amount Beneficially owned: 541,608 by Michael O. Flatt and
                                            469,216 by Joanie L. Flatt
             (b) Percent of Class:       7.5% by Michael O. Flatt and
                                         6.5% by Joanie L. Flatt

             (c) See items 5-8 on cover page


                                Page 4 of 6 Pages

Item 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

Item 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  469,216 shares held directly by the Flatt Family Trust for which Mr. and Ms. Flatt are trustees; 14,250 shares held by Mr. Flatt as custodian for his minor child; and 57,142 shares held by such child's trust.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY:

                  Not Applicable

Item 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9   NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10           CERTIFICATION:

                  Not Applicable

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1997                                            February 13. 1997
-----------------------------------------------------        -----------------
Date                                                         Date

/s/ Michael O. Flatt                                         /s/ Joanie L. Flatt
--------------------                                         ------------------
Signature                                                    Signature

    Michael O. Flatt                                             Joanie L. Flatt
--------------------                                         -------------------
Name                                                          Name

                                Page 5 of 6 Pages
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                                     EXHIBIT

                     CERTIFICATION REGARDING JOINT FILING OF
                     SCHEDULE 13G PURSUANT TO RULE 13d-l(f)
                    OF THE SECURITIES AND EXCHANGE COMMISSION

         Michael O. Flatt and Joanie L. Flatt do hereby certify that the
Schedule 13G to which this certification is attached as an Exhibit is being filed with the Securities and Exchange Commission on behalf of each of the undersigned.

Dated: February 13, 1997
------------------------
                                                 /s/ Michael O. Flatt
                                                 --------------------
                                                     Michael O. Flatt

                                                 /s/ Joanie L. Flatt
                                                 --------------------
                                                     Joanie L. Flatt

                                Page 6 of 6 Pages